UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 17, 2006

Exact Name of Registrant as Specified
	in Charter; State of Incorporation;	IRS Employer
Commission File Number	Address and Telephone Number	Identification Number

1-8962	Pinnacle West Capital Corporation	86-0512431
(an Arizona corporation)
400 North Fifth Street, P.O. Box 53999
Phoenix, AZ 85072-3999
(602) 250-1000

1-4473	Arizona Public Service Company	86-0011170
(an Arizona corporation)
400 North Fifth Street, P.O. Box 53999
Phoenix, AZ 85072-3999
(602) 250-1000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
     This combined Form 8-K is separately filed by Pinnacle West Capital Corporation and Arizona Public Service Company. Each registrant is filing on its own behalf all of the information contained in this Form 8-K that relates to such registrant and, where required, its subsidiaries. Except as stated in the preceding sentence, neither registrant is filing any information that does not relate to such registrant, and therefore makes no representation as to any such information.

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 8.01. Other Events
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On April 21, 2006, Pinnacle West Capital Corporation (“Pinnacle West”), entered into an unsecured revolving credit facility (the “Short-Term Credit Facility”) with Union Bank of California, N.A. (“Union Bank”), allowing Pinnacle West to borrow, repay and reborrow, from time to time, up to $50 million until October 21, 2006 or any earlier date that Pinnacle West obtains authorization from the Federal Energy Regulatory Commission (the “FERC”) to borrow funds under Pinnacle West’s Amended and Restated Credit Agreement, dated as of December 9, 2005 (the “Credit Agreement”) and is able to meet the Credit Agreement’s other borrowing conditions. As discussed below, a recent FERC order effectively prohibits Pinnacle West from incurring long-term debt without FERC approval. Up to $15 million of the Short-Term Credit Facility can be used for letters of credit. The Short-Term Credit Facility is primarily intended to provide commercial paper backup while Pinnacle West seeks FERC authorization to incur indebtedness under the Credit Agreement.
     Pinnacle West must pay interest and fees under the Short-Term Credit Facility from time to time based on Pinnacle West’s then-current senior unsecured debt credit ratings. Borrowings under the Short-Term Credit Facility are conditioned on Pinnacle West’s ability to make certain representations except for representations concerning no material adverse change, litigation and environmental matters. The Short-Term Credit Facility includes customary covenants, including requirements that Pinnacle West maintain ownership of a specified percentage of the outstanding capital stock of Arizona Public Service Company (“APS”), maintain a maximum consolidated debt-to-consolidated capitalization ratio and comply with a negative lien provision. The Short-Term Credit Facility includes customary events of default, including cross default, change of control and acceleration provisions. Such termination and acceleration will occur automatically in the event of an insolvency or bankruptcy default.
     Pinnacle West and its affiliates maintain normal banking and other relationships with Union Bank.
Item 8.01. Other Events
     FERC Order
     On August 11, 2004, Pinnacle West, APS, Pinnacle West Energy Corporation, and APS Energy Services Company, Inc. (collectively, the “Pinnacle West Companies”) submitted to the FERC an update to its three-year market-based rate review, pursuant to the FERC’s order implementing a new generation market power analysis. On December 20, 2004, the FERC issued an order approving market-based rates for control areas other than those of APS, Public Service Company of New Mexico (“PNM”) and Tucson Electric Power Company (“TEP”). The FERC staff required the Pinnacle West Companies to submit additional data with respect to these control areas, and the Pinnacle West Companies did so.
     On April 17, 2006, the FERC issued an order revoking the Pinnacle West Companies market-based rate authority in the APS control area (the “FERC Order”). The FERC found that the Pinnacle West Companies failed to provide the necessary information about the APS control area to allow the FERC to make a determination about the FERC’s generation market power “screens” in the APS control area. The FERC found that the Pinnacle West Companies may charge market-based rates in the PNM and TEP control areas.
     As a result of the FERC Order, the Pinnacle West Companies must charge cost-based rates, rather than market-based rates, in the APS control area, with an effective date of February 27, 2005. The Pinnacle West Companies will be required to refund any over-collection of rates from February 27, 2005.
     In addition, the FERC Order revoked a previously-granted FERC order allowing Pinnacle West to issue securities or incur long-term debt without FERC approval. On April 19, 2006, the FERC granted Pinnacle West’s request to allow Pinnacle West to issue securities through May 3, 2006. On April 20, 2006, Pinnacle West filed an application with the FERC requesting approval of the Credit Agreement as well as a broad range of other debt and equity securities. Pinnacle West has requested approval of this application no later than May 3, 2006. Under the Federal Power Act and FERC rules, Pinnacle West may issue approximately $200 million of short-term debt without FERC approval.
     The Pinnacle West Companies will seek rehearing of the FERC Order on or before May 17, 2006. Based upon an analysis of the FERC Order and preliminary calculations of the refund obligations, at this time, neither Pinnacle West nor APS believes that the FERC Order will have a material adverse effect on its financial position, results of operations or cash flows.

2

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION (Registrant)
Dated: April 24, 2006	By:	/s/ Donald E. Brandt
Donald E. Brandt
Executive Vice President and Chief Financial Officer

ARIZONA PUBLIC SERVICE COMPANY (Registrant)
Dated: April 24, 2006	By:	/s/ Donald E. Brandt
Donald E. Brandt
Executive Vice President and Chief Financial Officer

3